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                                                                     Exhibit 2.1

                           ASSET ACQUISITION AGREEMENT

PARTIES:      Great Lakes Collection Bureau, Inc.

              a New York corporation ("Seller")
              45 Oak Street
              Buffalo, New York 14203

              NCO Lakes, LLC

              a New York limited liability company ("Buyer")
              507 Prudential Road
              Horsham, Pennsylvania  19044

DATE:         August 19, 2002

BACKGROUND: Seller is in the business of providing collection services for itself and for third parties with respect to delinquent consumer accounts receivable (the "Business"). Buyer is a wholly owned subsidiary of NCO Group, Inc. and an affiliate of NCO Financial Systems, Inc. ("NCOF"). The parties desire that Seller sell and Buyer buy the Specified Assets of Seller (as defined in Section 2.1.1) and that Buyer assume and satisfy in full (in accordance with the terms thereof) the Specified Liabilities of Seller (as defined in Section 2.1.3), all on and subject to the terms and conditions of this Asset Acquisition Agreement ("Agreement"). Simultaneously with, and subject to, the closing hereunder, NCOP Lakes, Inc. ("NCOP Lakes"), an affiliate of Buyer, is purchasing the Excluded Portfolio pursuant to a Portfolio Purchase Agreement by and between NCOP Lakes and Seller, dated as of the date hereof (the "Portfolio Purchase Agreement").

INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein, and subject to the satisfaction of the terms and conditions set forth herein, the parties agree as follows:

1. DEFINED TERMS. Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

     1.1 "Accounts Receivable" means those rights to payment, note receivables and other receivables of Seller set forth on Schedule 1.1 hereto.

     1.2 "Asset" means each of the properties of Seller (including, but not limited to, Cash Assets (as defined in Section 1.3), prepayments, deposits, escrows, Accounts Receivable (as defined in Section 1.1), Tangible Property (as defined in Section 1.29), other than equipment, machinery and fixtures attached or appurtenant to the real property owned by Seller, Software (as defined in Section 1.26), Contract Rights (as defined in Section 1.6) under the Specified Contracts (as defined in Section 4.14), Purchased Intangibles (as defined in
Section 1.22) and goodwill, and claims, defenses, causes of action and other legal rights and remedies in respect of the foregoing).

     1.3 "Cash Asset" means those cash and cash-equivalent liquid assets of Seller set forth on Schedule 1.3 hereto.


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     1.4 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.20), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

     1.5 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

     1.6 "Contract Right" means any right, power or remedy of any nature under any Contract (as defined in Section 1.5) including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.17), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

     1.7 "Employee Benefit Plan" means any employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

     1.8 "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

     1.9 "Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) and common laws that relate to the protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances (as defined in Section 1.13), as of the date of this Agreement.

     1.10 "Excluded Portfolio" means the portfolios of purchased accounts receivable of the Seller to be purchased by NCOP Lakes pursuant to the Portfolio Purchase Agreement.

     1.11 "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied.

     1.12 "Governmental Body" means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer,


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official, representative, organization, unit, body or Person and any court or other tribunal); (c) multi-national organization or body; or (d) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     1.13 "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any Law or United States federal government authority, or any state or local government authority having jurisdiction over Seller's real property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or listed as hazardous, dangerous or toxic pursuant to any Law of any state in which any of the Leased Real Property (as defined in Section 4.11) is located or any United States Law, and (b) asbestos in friable form, polychlorinated biphenyls ("PCB's") in concentrations in excess of applicable regulatory standards, petroleum, petroleum product, urea formaldehyde and toxic mold.

     1.14 "Intangibles" means any name, corporate name, fictitious name, trademark, trademark application, servicemark, servicemark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, or other intangible asset of any nature, whether in use, under development or design or inactive.

     1.15 "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

     1.16 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

     1.17 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     1.18 "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

     1.19 "Permitted Encumbrance" means the collective reference to (i) Encumbrances for current property Taxes, assessments and other governmental charges not yet due and payable or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) statutory liens of landlords, mechanics, carriers, warehousemen, and other Encumbrances imposed by Law incurred in the ordinary course of business (none of which items, individually or in the aggregate, relate to liabilities in excess of $50,000), original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

     1.20 "Person" means any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.


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     1.21 "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, mediation or other proceeding of any nature.

     1.22 "Purchased Intangibles" means the Intangibles of Seller listed on
Schedule 1.22 hereto.

     1.23 [Intentionally Omitted]

     1.24 "Seller's Contracts" means the Contracts listed on Schedule 4.14 hereto.

     1.25 "Seller's Software" means the Software listed on Schedule 4.13 hereto.

     1.26 "Software" means each computer program, operating system, applications system, firmware or software, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media.

     1.27 "Specified Contract" means each Contract of Seller listed on Schedule
4.14 and identified with an asterisk in the first column of the row in which the description of such Contract appears.

     1.28 "Specified Software" means the Software of Seller listed on Schedule
4.13 and identified with an asterisk in the first column of the row in which the description of such Software appears.

     1.29 "Tangible Property" means any furniture, fixtures, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature in each case, owned or leased by Seller in connection with Seller's Business and set forth on
Schedule 1.29 hereto.

     1.30 "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2. THE TRANSACTION

     2.1 Sale and Purchase of Specified Assets of Seller. On the Closing Date (as defined in Section 6.1), effective to the fullest extent possible as of the opening of business on the Closing Date, subject to the other terms and conditions of this Agreement, the Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to all of the Specified Assets of Seller (as defined in Section 2.1.1), and Seller shall assign to Buyer, and Buyer shall assume and shall thereafter satisfy in full (in accordance with the terms thereof), the Specified Liabilities of Seller (as defined in Section 2.1.3).


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         2.1.1 Specified Assets of Seller. The "Specified Assets of Seller"
means the following Assets (as defined in Section 1.2) owned by Seller and used in or for Seller's Business immediately prior to the Closing, wherever located and whether or not reflected on Seller's books and records (but excluding the Assets specifically excepted below and excluding the Excluded Portfolio (as defined in Section 1.10)):

               (A) The Specified Software (as defined in Section 1.28 and listed on Schedule 4.13) and Purchased Intangibles (as defined in Section 1.22 and listed on Schedule 1.22).

               (B) The Accounts Receivable (as defined in Section 1.1 and listed on Schedule 1.1), Cash Assets (as defined in Section 1.3 and set forth on
Schedule 1.3) held in Customer Escrow Accounts (as defined in Section 4.7) and Seller's prepaid expenses, but excluding (x) any payments received by Seller in respect of the Excluded Portfolio (collectively, the "NACC Cash") or any earned commission cash in any Customer Escrow Account and (y) any Cash Assets not held in a Customer Escrow Account.

               (C) The Tangible Property (as defined in Section 1.29 and listed on Schedule 1.29) (other than equipment, machinery and fixtures attached or appurtenant to the real property owned by Seller and the Excluded Software-Specific Equipment) and, to the extent Seller has any rights therein, all leasehold improvements and security deposits held by the related Real Property lessors, in each case, in respect of the Leased Real Property (as defined in Section 4.11.1)

               (D) All of Seller's Contract Rights (as defined in Section 1.6) under the Specified Contracts (as identified in Schedule 4.14), but only to the extent that such rights relate to the performance or non-performance of the Specified Contracts on or after the Closing Date and excluding all Contract Rights under (1) this Agreement, the Portfolio Purchase Agreement, the Collection Agency Agreement, or any other Contract entered into by Seller with Buyer, NCOP Lakes or any of their respective affiliates in connection with the transactions contemplated by this Agreement, the Portfolio Purchase Agreement or the Collection Agency Agreement; (2) all Contracts that constitute or evidence Employee Benefit Plans (as defined in Section 1.7) of Seller; (3) all Contracts relating to the acquisition of Seller's Business or any of the predecessors of Seller's Business; (4) all Specified Contracts requiring a Consent that is not obtained on or before the Closing Date ("Non-Assigned Contracts"), provided that, once such Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets of Seller as of the date such Consent is delivered to Buyer; (5) all Contracts relating to indebtedness for borrowed money of the Company; (6) all Contracts relating to employment (collectively "Seller's Employment Contracts"), including, without limitation, any employee retention Contracts of Seller; notwithstanding the exception set forth in clause (3) above, the Specified Assets of Seller shall include the Contract Rights set forth in Section 2.1.1(E) below; and (7) all licenses and leases for the Excluded Software-Specific Equipment (as defined in Section 7.13).

               (E) All of Seller's Contract Rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of Seller or its affiliates in any Contract between Seller, on the one hand, and any third party (including, without limitation, employees), on the other hand.

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               (F) All of Seller's rights with respect to Seller's inbound telephone numbers, telephone directory listings and advertisements used in Seller's Business.

               (G) All of Seller's client lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records relating to or arising in connection with the Specified Assets of Seller, but excluding (1) Seller's corporate minute books and stock books; (2) Seller's files, books and records (x) relating exclusively to Seller's Assets not included in the Specified Assets of Seller or
(y) relating to Seller's liabilities not included in the Specified Liabilities of Seller; (3) Seller's accounting books and records, (4) Seller's human resources and personnel files (subject to Section 7.6); (5) any of the documents or information described in this subsection (G) which is subject to an attorney-client or similar privilege; (6) Seller's benefit plan files and (7) Seller's historical payroll records.

               (H) All of Seller's claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to Seller's ownership of the Specified Assets of Seller and/or the operation of Seller's Business, but excluding defenses, causes of action and other legal rights and remedies of Seller (1) against the Buyer, NCOP Lakes or any of their respective affiliates with respect to the transactions contemplated by this Agreement, the Portfolio Purchase Agreement or the Collection Agency Agreement; or (2) relating exclusively to Seller's Assets not included in the Specified Assets of Seller or (3) relating to Seller's liabilities not included in the Specified Liabilities of Seller.

         2.1.2 [Intentionally Omitted].

         2.1.3 Specified Liabilities of Seller. The "Specified Liabilities of Seller" means the following specifically described liabilities of Seller as of the Closing Date:

               (A) (1) The client payables set forth on Schedule 4.7, (2) any Obligation in respect of chargebacks against amounts in any Customer Escrow Account to the extent arising from uncollectible or insufficient remittances by debtors received by Seller prior to Closing, (3) any accrued but unpaid regular compensation for the current payroll period as of the Closing Date and, to the extent set forth in Section 2.3, any severance obligations arising in connection with the transactions contemplated by this Agreement, accrued vacation pay, sick time, floating holiday pay and other regular benefits as of the Closing Date (the "Specified Employee Obligations") (all of which shall be reflected on the Closing Balance Sheet), but only to the extent that the incurrence or existence of any such liability does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including, but not limited to, those of Section 4.8). Notwithstanding the foregoing, the Specified Liabilities of Seller shall not include (1) any accounts payable, (2) any liabilities for any Taxes (other than (i) liabilities in respect of FICA, FUTA and SUTA in respect of the Specified Employee Obligations which are accrued for in the Closing Balance Sheet and (ii) those Tax Obligations described in Section 2.1.3(C) below); (3) any long-term debt;
(4) any notes payable; or (5) any intercompany payables (other than in respect of client payables in any Customer Escrow Accounts) or any guarantees of indebtedness of Seller or any subsidiary thereof.

               (B) All liabilities of Seller under the Specified Contracts (as defined in Section 4.14), except to the extent that the incurrence or existence of any such liability or Contract constitutes a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including but not limited to, those of Section 4.8), but only to the

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extent that such liabilities arise in connection with the performance or non-performance of the Specified Contracts on or after the Closing Date. Notwithstanding the foregoing, the Specified Liabilities of Seller shall not include the liabilities of Seller under (1) this Agreement, the Collection Agency Agreement, the Portfolio Purchase Agreement, or any other Contracts entered into by Seller, on the one hand, and Buyer, NCOP Lakes or any of their respective affiliates, on the other hand, in connection with the transactions contemplated by this Agreement, the Collection Agency Agreement or the Portfolio Purchase Agreement; (2) any Contracts that constitute or evidence Employee Benefit Plans of Seller; (3) any Contracts relating to the formation or acquisition of Seller or any of the predecessors of Seller's Business; and (4) any of Seller's Employment Contracts.

               (C) All Obligations to pay transfer Taxes in respect of the transfer of the tangible personal property of Seller constituting Specified Assets of Seller to Buyer.

     2.2 No Other Liabilities Assumed. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets of Seller subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations (as defined in Section 1.17) of Seller other than the Specified Liabilities of Seller, and all Obligations of Seller other than the Specified Liabilities of Seller shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities of Seller under Section 2.1.3, Buyer shall not in any manner assume or be liable or responsible for any of the following Obligations of Seller, whether or not reflected on the Closing Balance
Sheet:

         2.2.1 Affiliates. Except as set forth on Schedule 2.2.1 hereto and except with respect to Obligations in respect of client payables in any Customer Escrow Account, any Obligation to any of General Electric Capital Corporation, a Delaware corporation ("GE Capital"), or Financial Guaranty Insurance Company, a Delaware corporation ("FGIC"), or any current or former shareholder, partner, director or controlling Person (as defined in Section 1.19) of any of Seller, GE Capital or FGIC, or to any other Person affiliated with Seller, GE Capital or FGIC, or their respective affiliates.

         2.2.2 Taxes. Except as set forth in Section 2.1.3(C), any Obligation of Seller for any Tax (other than FICA, FUTA or SUTA in respect of the Specified Employee Obligations and which are accrued for in the Closing Balance Sheet), including but not limited to, (a) any Tax (other than FICA, FUTA or SUTA in respect of the Specified Employee Obligations and which are accrued for in the Closing Balance Sheet) payable by Seller with respect to its business operations, including without limitation, the Seller's Business; (b) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller's Assets, including without limitation, the Specified Assets of Seller.

         2.2.3 Post-Closing. Any Obligation of the Seller that is incurred or arises after the Closing Date, or that relates to any Proceeding (as defined in Section 1.21) or other event that occurs or circumstances that exist after the Closing Date.

         2.2.4 Transaction Related. Any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between or among Buyer, NCOP Lakes or any of their respective affiliates, on the one hand, and Seller, GE Capital, FGIC or any of their respective affiliates, on the other hand, in connection with the transactions contemplated by this Agreement.

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         2.2.5 Defaults. Any Obligation of Seller, the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, including, but not limited to, any Obligation, whether or not known to Seller, that has not been disclosed to Buyer in writing in this Agreement or the Schedules and Exhibits hereto.

         2.2.6 Employees. Except (i) as provided in Section 2.3 and (ii) with respect to Specified Employee Obligations (as defined in Section 2.1.3(A)), any Obligation of Seller, as of the Closing Date, to any or all employees of Seller, including, but not limited to, Obligations under Seller's Benefit Plans, and Obligations for severance pay and other termination benefits.

         2.2.7 Infringement. Any Obligation arising in connection with or related to Seller's infringement or alleged infringement of any software or Intangible of any Person.

         2.2.8 Encumbrances. Any Encumbrance (other than any Permitted Encumbrance (provided that for purposes of this Section 2.2.8, Permitted Encumbrances with respect to Tangible Property shall only include Encumbrances of the type permitted in Section 4.10)) on or affecting Seller's Assets including, without limitation, the Specified Assets of Seller.

         2.2.9 Environmental. Any liability, claim or other Obligation arising from or related to Seller's violation or Seller's alleged violation of any Environmental Laws.

         2.2.10 Brokerage Fees. Any Obligation to any broker or finder engaged by Seller (or any affiliate of Seller, including without limitation, GE Capital or FGIC) (including, without limitation, Kaulkin Ginsberg Company) in connection with the transactions contemplated by this Agreement.

         2.2.11 Proceedings. Any liability, claim or other Obligation arising from or related to the Proceedings set forth on Schedule 2.2.11.


         2.3 Employees.

         2.3.1 Offers of Employment. Effective as of the Closing Date, Buyer or one of its Affiliates shall offer employment to all employees of Seller or its Affiliates who are dedicated to the business of Seller, including such employees who are designated as part-time (collectively, the "Business Employees"), other than those set forth on Schedule 2.3.1A, which offer shall require each such employee to execute the authorization and release in the form as set forth on
Exhibit 2.3.1; provided, however, that Buyer shall not be required to offer employment to persons who, as of the Closing Date are on temporary or industrial or non-industrial leave, including persons who are on sick leave, short or long term disability leave who are listed on Schedule 2.3.1B (the "Inactive Employees"), until the expiration of the applicable period of leave and then only if such persons return from such leave to employment within twelve (12) months following the Closing or, if later, any period required by Law. Those Business Employees offered employment by Buyer or one of its Affiliates (including Inactive Employees) who accept employment with Buyer or one of its Affiliates shall be referred to herein as "Transferred Employees" as of the date they commence employment with Buyer or one of its Affiliates. Those employees who work less than 36 hours per week with Seller and who are subsequently offered fulltime employment with Buyer and who decline such offer of employment shall be provided lay off benefits from Buyer in accordance with Section 2.3.1(G) below. Transferred Employees shall be offered employment by Buyer

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without any relocation greater than fifteen miles from their current location, with positions as set forth on Schedule 2.3.1C and upon the following terms and conditions:

               (A) Salary. With respect to Transferred Employees other than managers and supervisors, Buyer shall not, without cause, decrease the base salary of any such Transferred Employee (excluding any applicable night shift differential) for a period of twelve (12) months from the Closing Date. With respect to each Transferred Employees who is a manager or supervisor, Buyer shall provide such Transferred Employees with aggregate base salary and incentive compensation opportunity which is not less than such Transferred Employee's aggregate base salary and incentive compensation opportunity provided by Seller as of the Closing Date; provided, however, that for the one month period following the Closing Date, Buyer shall guarantee payment of each such Transferred Employee who is a manager or supervisor, such employee's incentive bonus opportunity at the target amount. Buyer shall provide, at Seller's expense, (i) to any Transferred Employee who works fewer than 36 hours per week in the Parma Heights, Ohio facility who would have been eligible for Seller's night shift differential, such differential for a twelve month period and (ii) for all other Transferred Employees, such differential until such time as Buyer has changed such Transferred Employee's work schedule and no night shift differential would be payable based on Seller's night shift differential policy, but in no event shall Seller be responsible for reimbursement to Buyer for such differential for any period greater than 45 days following the Closing Date. Seller shall reimburse Buyer for the out-of-pocket cost of such night shift differential in accordance with the provisions of Section 2.3.5 hereof. Buyer agrees to provide each Transferred Employee with incentive compensation opportunities for at least twelve (12) months from the Closing Date in accordance with Buyer's incentive compensation programs for its similarly situated employees ("Buyer Incentive Plans") as described on Schedule 2.3.1. Buyer shall be responsible for all amounts earned by Transferred Employees under the Buyer Incentive Plans. Seller shall be responsible for all amounts earned by Business Employees under the incentive compensation programs maintained by Seller for such employees. Following the Closing Date, Transferred Employees shall be eligible for base salary merit increases at a time and in an amount consistent with Buyer's base salary merit increase program.

               (B) Benefit Plans. Except as otherwise set forth in this Agreement, Buyer will offer to all currently participating Transferred Employees the same benefit plans during the twelve-month period commencing September 1, 2002, including (but not limited to) any associated employee coverages and benefit costs (such as premiums, out-of-pocket expenses and deductibles), as are offered to similarly situated employees of Buyer, and Transferred Employees shall be eligible to elect benefit plan coverage in accordance with Buyer's open enrollment process to the same extent as similarly situated employees of Buyer.

               (C) Credited Service. Buyer agrees to cause the benefit plans and other employee benefits of Buyer applicable to Transferred Employees and to their eligible dependents to recognize all previous service with Seller or any of its Affiliates (including service with a prior employer recognized by Seller or any of its Affiliates) for the purpose of determining eligibility, entitlement and vesting, including but not limited to Buyer's 401(k) plan, severance and vacation policies.

               (D) Health Plans. Commencing on September 1, 2002 and for a period of twelve (12) months thereafter, provided that Transferred Employees continue in the employment of Buyer for such period of time, Buyer shall provide Transferred Employees and their eligible dependents with coverage under group health plans which are the same as provided to similarly situated employees of Buyer ("Buyer's Health Plans"). For a period of twelve (12) months following

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September 1, 2002, each Transferred Employee, provided that such employee continues in the employment of Buyer for such period of time, will continue to pay premiums under Buyer's Health Plans which are not more than those in effect under the applicable Seller group health plan with respect to such employee immediately prior to the Closing Date. To effectuate the provision set forth above, where any premiums under Buyer's Health Plans are greater than those under the applicable Seller's group health plan, Buyer shall reimburse Transferred Employees for such increase by lump sum payment on a bi-weekly basis during such period. Buyer shall be reimbursed by Seller for such payments in accordance with the provisions of Section 2.3.5 hereof.

               (E) Pre-Existing Conditions. Buyer agrees that its or one of its affiliates' group health plan covering Transferred Employees and their eligible dependents shall not contain any pre-existing condition limitation or exclusion applicable to their participation therein, provided that Seller provides to Buyer HIPAA certification with respect to such employees.

               (F) Defined Contribution Plan. Effective as of September 1, 2002, Buyer shall amend (at GE Capital's expense up to $5,000) its 401(k) plan ("Buyer 401(k) Plan") to provide that any Transferred Employee who was eligible to participate in Seller's 401(k) Plan as of the Closing shall be eligible to participate in the Buyer 401(k) Plan as of September 1, 2002. On or as soon as reasonably practicable after the Closing Date, Buyer or one of its affiliates shall permit Transferred Employees who have outstanding loans under the Seller 401(k) plan to roll over their account balance (including such loans) to Buyer's 401(k) plan.

               (G) Severance and Lay-Off. For a period beginning on the Closing Date and ending twelve (12) months following the Closing Date, Buyer may terminate the employment of, or lay off, any Transferred Employee, provided that any such Transferred Employee terminated or laid-off without Cause and any Business Employee who does not accept Buyer's offer of employment shall be entitled to receive severance payments and severance benefits no less favorable than the greater of the payments and benefits provided by Seller, as set forth on Schedule 2.3.1(G)(1), or by Buyer, as set forth on Schedule 2.3.1(G)(2) ("Buyer's Severance Policy"). For purposes of this subparagraph, "Cause" shall mean as determined in the good-faith discretion of Buyer. With respect to not more than (i) 100 full-time and (ii) 100 part-time, Business Employees or Transferred Employees who are eligible for benefits pursuant to this Section 2.3.1(G), Buyer shall be reimbursed by Seller for any amount associated with severance payments and benefits in excess of the amount that would be paid under Buyer' Severance Policy in accordance with the provisions of Section 2.3.5 hereof.

               (H) Vacation and Sick Time. Buyer will allow Transferred Employees to accrue and take their pro rata vacation and sick time entitlement earned during 2002 and such employees will be allowed to carry over into calendar year 2003 any accrued but not taken vacation days as of December 31, 2002. For periods beginning on and after January 1, 2003, Transferred Employees shall earn vacation under Buyer's vacation and sick time policies to the same extent as similarly situated employees of Buyer.

               (I) Transitional Payroll and Benefits. With respect to the period commencing on the Closing Date and ending September 30, 2002 (the "Payroll Transition Period"), Seller shall continue to provide payroll services and administration on behalf of Buyer with respect to the Transferred Employees. Buyer shall reimburse Seller for all direct payroll costs, including the gross amount of all salaries and wages and other compensation and all applicable payroll and withholding obligations, including federal, state and local income tax withholding, contributions pursuant to the Federal Insurance Contribution Act and Federal Unemployment Tax Act, workers' compensation, unemployment insurance, other withholding or other payments required by federal, state or local law or regulations with respect to such Transferred Employees during the Payroll Transition Period. Seller shall provide a detailed invoice reasonably satisfactory to Buyer as soon as reasonably practicable following the end of each payroll period during the Transition Period, and Buyer shall pay such invoice within 20 days thereafter. With respect to the period commencing on the Closing Date and ending August 31, 2002 (the "Benefits Transition Period"), Seller shall continue to provide medical and dental benefits to those Transferred Employees (and their eligible dependents) who had elected such coverage, and Buyer shall ensure that each Transferred Employee who had life insurance coverage and/or long-term disability coverage under plans maintained by Seller or one of its Affiliates shall be eligible for life insurance coverage and/or long-term disability coverage (as applicable) under plans maintained by Buyer or one of its Affiliates effective as of the Closing Date. Buyer shall reimburse Seller for the cost of providing such medical and dental coverage to Transferred Employees during the Benefits Transition Period, calculated as fifty percent (50%) of the aggregate monthly cost charged to Seller for such coverage with respect to those Transferred Employees. Seller shall provide a detailed invoice reasonably satisfactory to Buyer as soon as reasonably practicable following the end of the Benefits Transition Period, and Buyer shall pay such invoice within 20 days thereafter.

               (J) WARN. With respect to events occurring after the Closing Date, Buyer shall be responsible for any liability and obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et seq. or any other similar federal, state or local statute, regulation or ordinance with respect to the Business Employees and Seller shall have no liability thereunder except as provided in Section 2.3.1(G).

               (K) Third Parties. The covenants of Seller and Buyer in this Agreement are not intended to and shall not create any right in any Transferred Employee or in any other employee or his or her beneficiary, or any third party.

               (L) Alternative Payroll Tax Procedure. Pursuant to the "Alternative Procedure" provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will be relieved from filing a Form W-2 with respect to Transferred Employees and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by Seller). Seller will provide Buyer on a timely basis with all payroll and employment-related information with respect to each such Transferred Employee.

               (M) Personnel Files. Seller shall transfer to Buyer the personnel files, payroll records (for the 12 months prior to the Closing Date) and benefit elections of any Transferred Employee who consents to such transfer of files and records in writing pursuant to a release substantially in the form attached hereto as Exhibit 2.3.1.

         2.3.2 Seller Benefit Plan. Except as expressly provided in this Agreement, Buyer assumes no liability with respect to, and receives no right or interest in, any Seller Employee Benefit Plan and any other "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained, sponsored or to which there is an obligation to contribute by Seller or any of its affiliates. As of the Closing Date, all Transferred Employees shall cease active participation in all Seller Employee Benefit Plans except with respect to benefits accrued as of, or claims incurred by the Closing Date and with respect to any Seller Employee

Benefit Plans which, by their terms, permit continuing participation based on prior employment with Seller. All Transferred Employees shall be fully vested in their benefits accrued in any "pension plan" (as defined in Section 3(2) of ERISA) maintained by Seller as of the Closing Date.

         2.3.3 Federal ID Number. With respect to Transferred Employees, from and after the Closing Date, Buyer shall obtain and utilize a new federal employer identification number from the IRS which is different from that used by Seller prior to the Closing Date.

         2.3.4 Cooperation. After the Closing Date, upon written consent, which consent shall not be unreasonably withheld or delayed, Buyer shall afford Seller reasonable access at reasonable times and upon reasonable notice to Transferred Employees for purposes of (i) completing all obligations and meeting all commitments in connection with the transaction contemplated hereby or (ii) responding to or defending against any claim by or related to any Transferred Employee or any other legal or regulatory proceeding related to any Transferred Employee.

         2.3.5 Reimbursement of Benefit Costs. With respect to any amounts Seller owes to Buyer pursuant to Sections 2.3.1(A), 2.3.1(D) and/or 2.3.1(G), Buyer shall provide a detailed invoice to Seller on a monthly basis reasonably satisfactory to Seller, and Seller shall pay such invoice within thirty (30) days thereafter.

3. PURCHASE PRICE

     3.1 Purchase Price and Allocation. The total purchase price for the Specified Assets of Seller ("Purchase Price") shall be (a) Ten Million Six Hundred Thousand Dollars ($10,600,000) (the "Cash Purchase Price"), subject to adjustment pursuant to Section 3.3; and (b) the assumption of the Specified Liabilities of Seller by Buyer in accordance with Section 2.1.3. The Purchase Price and capitalizable Specified Liabilities of Seller shall be allocated among the Specified Assets of Seller and the non-competition and non-solicitation covenants set forth in Sections 8.1 and 8.2 in an allocation statement to be mutually agreed by Buyer and Seller after the Closing Date; provided that if Buyer and Seller are unable to agree on such allocation statement, such disagreement shall be submitted to a third party arbiter for resolution.

     3.2 Closing Balance Sheet. Seller shall prepare or cause to be prepared a balance sheet of Seller as of the Closing Date ("Closing Balance Sheet"). The Closing Balance Sheet shall (a) be prepared in accordance with GAAP; and (b) fairly present the financial condition of the Seller's Business as of the Closing Date. At the request of NCOF, Seller shall review with NCOF's employees or representatives and/or the Philadelphia office of Ernst & Young LLP ("Buyer's Accountants") the workpapers prepared by Seller in connection with the Closing Balance Sheet ("Workpapers") before Seller finalizes the Closing Balance Sheet.

         3.2.1 Delivery of Documents. Seller shall deliver to Buyer, within seventy-five (75) days after the Closing Date, the Closing Balance Sheet and shall allow Buyer to examine and copy the Workpapers. On or before the date that Seller delivers the Closing Balance Sheet and accompanying documents to Buyer, Seller shall deliver to Buyer detailed lists ("Closing Balance Sheet Lists") of all of the Assets and Obligations of Seller reflected on the Closing Balance Sheet (including those Assets which have been fully depreciated or fully amortized, and the related accumulated depreciation and amortization), by balance sheet account, and with aggregate net balances equal to the balances on the Closing Balance Sheet. The Closing Balance Sheet Lists shall be split between Specified Assets of Seller and Specified Liabilities of Seller, on the one hand, and remaining assets and remaining liabilities, on the other hand, and shall include, but not necessarily be limited to, detailed lists of (a) Cash Assets held in Customer Escrow Accounts (other than NACC Cash or earned commission cash in such Customer Escrow Accounts), itemized by client; (b) Accounts Receivable, showing client names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, client names and individual dates on which the receivables are billable; (c) Tangible Property grouped as to type, showing cost, accumulated depreciation and net book value; (d) Software and Purchased Intangibles, showing cost or amount capitalized, accumulated amortization and net book value; and (e) accrued expenses related to payroll and payroll Taxes, itemized by category and with appropriate explanation. The Closing Balance Sheet shall be accompanied by a certificate ("CFO Certificate") signed by the chief financial officer of Seller in which such Chief Financial Officer shall represent and warrant to Buyer that (x) the Closing Balance Sheet was prepared in accordance with GAAP and fairly presents the financial condition of Seller as of the Closing Date; and (y) the Closing Balance Sheet Lists are accurate and complete.

     3.3 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

         3.3.1 Balance Sheet Adjustment. If the Actual TNW (as defined below) is less than the Minimum TNW (as defined below), then the Purchase Price shall be decreased by the amount by which Actual TNW is less than the Minimum TNW (the adjustment provided for by this Section is referred to as the "TNW Adjustment"). The "Actual TNW" shall equal (a) the book value of the Specified Assets of Seller as of the Closing Date, as reflected on the Closing Balance Sheet, minus
(b) the Specified Liabilities of Seller as of the Closing Date, as reflected on the Closing Balance Sheet. The "Minimum TNW" shall equal Five Million Nine Hundred Thirty-Six Thousand, Three Hundred Forty-Six Dollars ($5,936,346).

         3.3.2 Statement of Adjustments. Seller shall (a) prepare a statement ("Statement of Adjustments") showing a clear and detailed calculation of the Actual TNW and the TNW Adjustment to the Purchase Price described in this
Section 3.3; and (b) deliver the Statement of Adjustments to Buyer at the same time as the Closing Balance Sheet and related documents are delivered to Buyer under Section 3.2. Buyer shall notify Seller, in reasonable detail, of any objections to the Statement of Adjustments (which may include, without limitation, objections to the Closing Balance Sheet) within sixty (60) days after Buyer receives the Statement of Adjustments and all of the documents required to be delivered to Buyer under Section 3.2. If Buyer does not notify Seller of any such objections by the end of that sixty-day period, then the Statement of Adjustments, as prepared by the Seller, shall be considered final on the last day of that sixty-day period. If Buyer does notify Seller of any such objections by the end of that sixty-day period, and Buyer and Seller are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Statement of Adjustments shall be reviewed, as soon as possible, at Buyer's expense, by Buyer's Accountants. Seller shall and Buyer shall instruct their representatives and employees to, in good faith, use their best efforts to resolve such disputed items to their mutual satisfaction as soon as possible. If Seller and Buyer's Accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items shall be submitted to another certified public accounting firm selected by the mutual agreement of Seller and Buyer ("Arbiter"), for resolution, with the costs thereof paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and the Arbiter shall be instructed to deliver a final Statement of Adjustments to Seller and Buyer as soon as possible.

     3.4 Payment of TNW Adjustment. If the TNW Adjustment to the Purchase Price constitutes a decrease in the Purchase Price, Seller shall pay to Buyers an amount equal to the TNW Adjustment. Any payment under this Section shall be made within fifteen (15) business days after the Statement of Adjustments is finalized in accordance with Section 3.3.

     3.5 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made by wire transfer of immediately available United States federal funds.

4. REPRESENTATIONS OF THE SELLER. Knowing that Buyer is relying thereon, Seller represents and warrants to Buyer, and covenants with Buyer, as follows:

     4.1 Organization. Seller is a corporation that is duly organized, validly existing and in good standing under the Laws of New York. Seller possesses the full corporate power and authority to own its assets and conduct its business as and where presently conducted. Seller possesses the full corporate power and authority to enter into and perform this Agreement. Seller is duly qualified to do business in each jurisdiction listed on Schedule 4.1, and Seller is not required to be qualified in any other jurisdiction except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Seller's Business. Seller does not own any securities of any corporation or any other interest in any Person, except as set forth on Schedule
4.1. Other than as described on Schedule 4.1, since November 4, 1999, Seller has not purchased or otherwise acquired all or substantially all of the assets, equity securities and/or operations of any other Person. Schedule 4.1 states for Seller (a) its exact legal name; (b) its date of formation; (c) its headquarters address, telephone number and facsimile number; (d) all foreign jurisdictions in which it is qualified or registered to do business; and (e) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since June 30, 2001.

     4.2 Effect of Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action by its board of directors and shareholders (in each case, to the extent necessary); (b) do not constitute a violation of, a default under, or termination of the certificate of incorporation or bylaws of Seller or; (c) do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of, any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law applicable to Seller or to Seller's Business or Assets; (e) except as stated on Schedule 4.2, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.19); (f) do not accelerate or otherwise modify any Obligation (as defined in Section 1.17) of Seller; and (g) do not result in the creation of any Encumbrance (as defined in Section 1.8) upon, or give to any other Person (other than Buyer) any interest in, any of Seller's Business or Assets. There exist no rights of first refusal or other preemptive rights with respect to Seller's Business or Assets. Subject to Section 10.19, this Agreement constitutes the valid and legally binding agreement of Seller, enforceable against it in accordance with its terms.

     4.3 Financial and Corporate Records. Seller's books and records pertaining to the Seller's Business are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP (as defined in Section 1.11), and fairly and accurately reflect, in all material respects, all Assets and Obligations of Seller's Business and all Contracts and transactions to which Seller is or was a party or by which Seller or its Assets is or were bound and which relate or pertain to

Seller's Business. Schedule 4.3 sets forth an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes where any Customer Escrow Accounts are maintained and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

     4.4 Litigation. There are no legal proceedings pending or, to the knowledge of Seller, threatened that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the transaction contemplated hereby.

     4.5 Financial Statements. Schedule 4.5 lists the fiscal year end for the Seller. Schedule 4.5 includes accurate and complete copies of the following audited financial statements ("Audited Financial Statements") of the Seller: (a) a balance sheet as of the end of each of the two most recently ended fiscal years; and (b) statements of income for each of the three most recently ended fiscal years, and notes thereto. Schedule 4.5 includes accurate and complete copies of all the following unaudited financial statements ("Unaudited Financial Statements") of the Seller: an unaudited balance sheet as of June 30, 2002 and a related unaudited statement of income prepared by the management of Seller on an ongoing basis since the beginning of the current fiscal year. All of the Audited Financial Statements were (x) prepared in accordance with GAAP; (y) fairly present in all material respects the financial condition and results of operations of Seller as of the dates and for the periods indicated; and (z) were audited by independent auditors, whose reports thereon are without qualification or explanatory paragraphs. All of the Unaudited Financial Statements were (x) prepared in accordance with GAAP except for the absence of full footnote disclosure and all normal recurring adjustments have been made; and (y) fairly present in all material respects the financial condition and results of operations of Seller as of the dates and for the periods indicated.

     4.6 Assets.


         4.6.1 Except for the accounts receivable which comprise the Excluded Portfolio, the Accounts Receivable (as defined in Section 1.1 and set forth on Schedule 1.1 hereto) constitute all of the accounts receivable of Seller.

         4.6.2 The Contracts set forth on Schedule 4.14 hereto constitute all of the Contracts necessary to conduct Seller's Business in substantially the same manner as was conducted by Seller immediately prior to Closing, and include all of the client Contracts relating to Seller's Business and all contracts with third parties for the servicing of accounts receivable.

         4.6.3 The Purchased Intangibles (as defined in Section 1.22 and as set forth on Schedule 1.22 hereto) constitute all of the Intangibles of Seller. To the actual knowledge of Seller, the Purchased Intangibles and the Licensed Intangibles collectively constitute substantially all of the Intangibles used by Seller in the operation of Seller's Business immediately prior to the Closing and material to such operation.

         4.6.4 Schedule 4.13 lists all of the Software used in Seller's Business and owned or licensed by Seller or an affiliate of Seller.

         4.6.5 The Tangible Property (as defined in Section 1.29 and as listed in Schedule 1.29 hereto) constitutes substantially all of the tangible personal property of Seller.

         4.6.6 Seller has good and valid title to all Specified Assets of Seller and has the right to transfer all right, title and interest in such Specified Assets of Seller to Buyer, free and clear of any Encumbrance (as defined in Section 1.8) other than Permitted Encumbrances (provided that for purposes of this Section 4.6.6, Permitted Encumbrances with respect to Tangible Property shall only include Encumbrances of the type permitted in Section 4.10).

     4.7 Seller's Obligations. Schedule 4.7 is a detailed list, as of June 30, 2002, of all of Seller's accrued expenses for payroll and a pro forma estimate of payroll Taxes and liabilities, which constitute part of the Specified Liabilities of Seller, grouped by balance sheet account, excluding liabilities for Taxes (other than FICA, FUTA and SUTA in respect of the Specified Employee Obligations which are accrued for in the Closing Balance Sheet). Seller is not insolvent, as defined in the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. and as defined under applicable state Law (including without limitation the Uniform Fraudulent Transfer Act), and will not be rendered insolvent by the transactions contemplated by this Agreement and the Portfolio Purchase Agreement. All amounts due to clients of Seller for collections made by Seller as of the date hereof have either been remitted to the proper clients or have been deposited in escrow accounts ("Customer Escrow Accounts") maintained by Seller, the rights of Seller in respect of which Customer Escrow Accounts are being transferred to Buyer on the date hereof.

     4.8 Operations Since December 31, 2001. From December 31, 2001, to the date of this Agreement:

         4.8.1 Except in the ordinary course of its business consistent with its past practices, Seller has not (a) created or assumed any Encumbrance upon any of the Seller's Business or Assets, (b) purchased, leased, sold, abandoned or otherwise acquired or disposed of any part of the Seller's Business or Assets;
(c) waived any right or canceled any debt or claim on behalf of or relating to Seller's Business; (d) assumed or entered into any Contract on behalf of or relating to the sale of Seller's Business other than this Agreement or the Portfolio Purchase Agreement (other than retention agreements entered into between Seller and its employees which do not constitute part of the Specified Liabilities of Seller); (e) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the Seller's Business;
(f) incurred any Obligation which has not, as of the Closing Date, been fully performed; or (g) done anything else outside the ordinary course of business on behalf of or relating exclusively to Seller's Business, whether or not specifically described in any of the foregoing clauses.

         4.8.2 There has been no material adverse change or material casualty loss affecting Seller, the Seller's Business or Assets, the financial condition of Seller or Seller's Business, and there has been no material adverse change in the financial performance of Seller or the Seller's Business.

         4.8.3 There have been no material changes in the Seller's accounts receivable collection practices.

     4.9 Accounts Receivable. All Accounts Receivable listed in Schedule 1.1 arose in the ordinary course of business of Seller and are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on Seller's books and records, in accordance with generally accepted accounting principles, with respect to all of Seller's (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned client deposits.

     4.10 Tangible Property. Seller has good and valid title to all Tangible Property owned by it and used in or for the Seller's Business, free and clear of any Encumbrances other than (x) Encumbrances of the type described in clause (i) of the definition of Permitted Encumbrances or (y) Encumbrances of the type described in clause (ii) of the definition of Permitted Encumbrances, to the extent such Encumbrances arise in respect of liabilities of Seller not in excess of $15,000, in the aggregate. Seller has a valid leasehold interest in all Tangible Property leased by it and used in connection with Seller's Business. All of Seller's Tangible Property constituting part of the Specified Assets of Seller is located at Seller's offices. All Tangible Property used by Seller or its clients in the Seller's Business is in good condition, ordinary wear and tear excepted.

     4.11 Leased Real Property.


         4.11.1 Schedule 4.11 identifies certain real property of Seller which is leased by Seller (the "Leased Real Property"). Seller has a valid leasehold interest in all of the Leased Real Property free and clear of any Encumbrance other than Permitted Encumbrances. To Seller's knowledge there are no Proceedings pending or threatened which would (i) affect the zoning or use of any Leased Real Property, or (ii) which would result in a condemnation of any of the Leased Real Property. To Seller's knowledge, since November 4, 1999, the Leased Real Property has not experienced any material flood damage. To Seller's knowledge, all utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Leased Real Property at normal and customary rates, and are adequate to serve such Leased Real Property for Seller's current operations and current use thereof.

         4.11.2 To Seller's knowledge, Seller's possession, occupancy, maintenance and use of its Leased Real Property is not in material violation of, or material breach or material default under, any Contract or Law. Seller has received no written notice from any Governmental Body, any insurer, or any other party (i) that either the Leased Real Property or the use or operation thereof is currently in violation of any Law and to Seller's knowledge no such notice has been issued; (ii) that Seller is currently in violation or with the passage of time will be in violation of any Laws or the recommendations of any insurance carrier or board of fire underwriters affecting the Leased Real Property or that any investigation has commenced or is contemplated regarding any such possible violation, or (iii) asserting that Seller is required to perform work at the Leased Real Property and to Seller's knowledge no such notices have been issued.

         4.11.3 There are no parties other than Seller in possession of any portion of the Leased Real Property as lessees, tenants, subtenants or licensees, at sufferance or trespassers.

         4.11.4 No work has been performed for Seller, and no services have been furnished to Seller, in respect of any of the Leased Real Property for which any mechanic's lien or similar Encumbrance in excess of $5,000, in respect of any individual lien or Encumbrance, or in excess of $15,000 in the aggregate, in respect of all liens or Encumbrances could be filed in the future.

         4.11.5 Seller has posted no bonds, security deposits or escrows with any third party (other than the landlords under the Leases) respecting the use, operation and/or maintenance of any of the Leased Real Property.

         4.11.6 With respect to the Leased Property:

               (A) Accurate copies of the leases under which Seller leases the Leased Real Property, together with all amendments thereto (collectively, the "Leases"), are set forth on Schedule 4.14 hereto;

               (B) The Leases are in full force and effect and the landlord(s) thereunder have not notified Seller of any default or noncompliance by Seller nor is Seller aware of any such default or noncompliance, nor is any landlord under the Leases in default of any of its obligations to Seller;

               (C) All construction obligations of the landlord(s) and tenant under the Leases have been fully performed and all work paid for and allowances (if any) fully funded;

               (D) No audit, challenge or investigation is presently pending with regard to any charges under the Leases;

               (E) No rent has been paid by Seller in advance except for the current month;

               (F) There are and have been no subleases or assignments made by Seller;

               (G) No part of the security deposit, if any, paid by Seller under the Leases has been appropriated by the landlord(s) on account of a default or purported default by Seller; and

               (H) No condition exists whereby the use and occupancy of the leased premises by Seller for Seller's Business purposes is subject to any material impairment.

         4.12 Environmental Matters. Except as set forth in the reports listed on Schedule 4.12 and to the knowledge of Seller.

         4.12.1 No Hazardous Substances have been, treated, discharged, disposed of or otherwise released or threatened to be released in, on, under or from any of Seller's Leased Real Property during Seller's period of tenancy;

         4.12.2 Seller has not stored, used, generated, transported, handled or otherwise maintained any Hazardous Substances on any of the Leased Real Property, and no Hazardous Substances currently are stored, used, generated, transported, handled or otherwise are present thereon, except for (i) any concentrations or quantities that occur naturally thereon or that are present in construction materials, office equipment or other office furnishings used in the existing improvements thereon, and (ii) normal quantities of those Hazardous Substances customarily used in the conduct of general administrative and executive office activities in compliance with Environmental Laws. Notwithstanding the foregoing exceptions, no material quantities or concentrations of asbestos-containing materials, PCBs or urea formaldehyde are present, in violation of Environmental Laws, in or on any of the Leased Real Property.

         4.12.3 All of the business, operations and Leased Real Property of Seller are operated in material compliance with applicable Environmental Laws. There are no unpermitted Hazardous Substances or any material condition with respect to surface soil, subsurface soil, ambient air, surface waters, groundwaters, or similar environmental media ("Environmental Condition") on, in, under, above, from or off any of the Leased Real Property, which (i) requires investigation and/or remedial action on or off such Leased Real Property by Seller and/or, (ii) results in any claim for personal injury, property damage or natural resources damage or any other Proceeding against the Seller by any Governmental Body or other Persons. Seller has not taken any material action or omitted to take any material action that has caused or will cause an Environmental Condition to exist.

         4.12.4 Seller has not received any written notice that any part of the Leased Real Property or the operations of Seller is the subject of any material Proceeding or Judgment.

         4.12.5 [Intentionally Omitted].

         4.12.6 All material correspondence, reports, maps, plans, studies and other documents relating to environmental, health and safety matters in Seller's possession, custody or control are listed on Schedule 4.12 and have been provided to Buyer by Seller on or prior to the date hereof.

         4.12.7 No use or development restrictions have be recorded against any of the Leased Real Property on account of any environmental condition caused by Seller during its tenancy.

         4.12.8 No information request has been issued to Seller pursuant to
Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. or any other Environmental Laws with regard to the Leased Real Property.

         4.12.9 Seller has not installed, removed, closed or used any aboveground or underground storage tanks, including underground piping on the Leased Real Property, in violation of Environmental Laws.

     4.13 Software and Purchased Intangibles. Schedule 1.22 is an accurate and complete list and description of Purchased Intangibles (as defined in Section 1.22). Schedule 4.13 is an accurate and complete list and description of all Software owned, marketed, licensed, used or under development by Seller and used in or for Seller's Business, and sets forth a product description, the language in which such Software is written and the type of hardware platform(s) on which such Software runs. Except as explained on Schedule 1.22 or 4.13 (as applicable), Seller has good and marketable title to all Purchased Intangibles and to all Specified Software identified as "Proprietary" on Schedule 4.13, and has the full right to use and transfer (subject, in the case of shrinkwrap software, to standard use and transfer restrictions in commercially available shrinkwrap licenses) to Buyer, all of the Specified Software listed on Schedule
4.13 and Purchased Intangibles listed on Schedule 1.22, free and clear of any Encumbrance (as defined in Section 1.8). Except as set forth on Schedule 4.13 or
1.22 (as applicable), since November 4, 1999, all Specified Software identified as "Proprietary" on Schedule 4.13 and all Purchased Intangibles purported to be owned or under development by Seller were created as works for hire (as defined under U.S. copyright law). All Specified Software that is identified on Schedule
4.13 as "licensed" or "shrinkwrap" has been properly licensed and all related fees have been paid. With respect to the Specified Software identified on

Schedule 4.13 as "Proprietary" (a) Seller maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Seller; (b) the machine-readable copy substantially conforms to the corresponding source code listing; (c) such Specified Software is written in the language set forth on Schedule 4.13, for use on the hardware set forth on Schedule 4.13 with standard operating systems; and (d) such Specified Software operates in accordance with the user manual therefor without material operating defects. None of the Specified Software identified as "Proprietary" on Schedule 4.13 or the Seller's corporate name is, and none of their respective current uses is, violating or infringing upon, any software, patent, copyright, trade secret or other intangible of any Person. To the knowledge of Seller, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Specified Software or Purchased Intangibles. None of the Specified Software or Purchased Intangibles is owned by or registered in the name of any current or former shareholder, partner, director, executive, officer, employee, salesman, agent, client, representative or contractor of Seller nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments.

     4.14 Contracts. Schedule 4.14 is an accurate and complete list of all of the following types of Contracts to which Seller is a party or by which Seller is bound, (x) which involve payments to or by Seller of more than $150,000 in the aggregate or (y) which Seller and Buyer have otherwise agreed shall be transferred and sold to Buyer at the Closing and, in either case, which relate to the Seller's Business, grouped into the following categories and, where applicable, subdivided by product line: (a) client Contracts; (b) Contracts for the purchase or lease of Real Property, (c) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, (d) Contracts for the purchase, license, lease and/or maintenance of Software under which Seller is the purchaser, licensee, lessee or user, and other supplier Contracts; (e) consulting and sales representative Contracts; (f) Contracts under which any rights in and/or ownership of any Specified Software identified as "Proprietary" on Schedule 4.13; (g) Contracts under which any part of the client base or business of Seller's Business was acquired; (h) Contracts for the provision of any maintenance, repair, security, fire detection, refuse, removal, or other services with respect to any of the Leased Real Property; and (i) other Contracts (excluding this Agreement, the Collection Agency Agreement and the Portfolio Purchase Agreement and all other Contracts entered into between Seller, on the one hand, and Buyer, NCOP Lakes or any of their affiliates, on the other hand, in connection herewith or therewith). A description of each oral Specified Contract is included on Schedule 4.14, and copies of each written Specified Contract have been delivered to Buyer. Except as set forth on Schedule 4.14, with respect to each of the Specified Contracts, Seller neither is in material default thereunder nor would be in material default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, to the knowledge of the Seller, none of the other parties to any Specified Contract is in material default thereunder or would be in material default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, Seller has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect. Except as set forth on Schedule 4.14, there are no currently outstanding proposals or offers submitted by Seller to any client, prospect, supplier or other Person with respect to Seller's Business which, if accepted, would result in a legally binding Contract of Seller involving an amount or commitment exceeding $50,000 in any single case or an aggregate amount or commitment exceeding $150,000.

     4.15 Employees and Independent Contractors. Schedule 4.15A is a list of all employees, non-employee sales representatives and independent contractors engaged in Seller's Business, their tax identification numbers (to the extent that any employee constitutes a Transferred Employee) and states of residence, their payment arrangements (if not set forth in a Contract listed or described on Schedule 4.14), and a brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed on Schedule 4.15A and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees engaged in the Seller's Business at will and to terminate the engagement of any of its independent contractors engaged in the Seller's Business without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with Seller's disclosed severance pay policy. To Seller's knowledge, Seller is in all material respects in compliance with all Laws respecting employment practices. Seller has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller. Seller has not experienced any labor problem that was or is material to Seller's Business. Except as indicated on Schedule 4.15B, since May 15, 2002, no employee of Seller engaged in the Seller's Business (other than any account collector) has indicated in writing an intention to terminate his or her employment with Seller.

     4.16 Employee Benefit Plans. Except as set forth on Schedule 4.16, Seller does not sponsor, maintain or contribute to, or have any ongoing Obligations with respect to, any Employee Benefit Plan (as defined in Section 1.7), including, but not limited to, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Copies of all Employee Benefit Plans described on Schedule 4.16 and summary plan descriptions of such plans have been delivered to Buyer. Except as set forth on Schedule 4.16, Seller is not a party to any Contract to create any additional Employee Benefit Plan or to continue, modify, change or terminate any of its current Employee Benefit Plans.

     4.17 Clients and Prospects. Except as set forth on Schedule 4.17, (i) Seller has not received any written notice from any of its clients who are parties to the consignment Contracts described in Schedule 4.14 and (ii) since May 15, 2002, Seller has not received oral notice from any of its clients who are parties to such consignment Contracts, in either case, notifying Seller of its termination of the related consignment Contract or threatening to terminate the related consignment Contract.

     4.18 Customer Escrow Accounts Sufficient. The Cash Assets held in Customer Escrow Accounts (other than NACC Cash or earned commission cash in such accounts) is sufficient to satisfy the client accounts payable in respect of such Cash Assets.

     4.19 Judgments and Proceedings; Federal Trade Commission Decrees. Except as set forth on Schedule 4.19, (a) no monetary Judgments entered against Seller or the Business are, as of the Closing Date, unsatisfied, (b) there are no orders, Judgments or settlements (i) entered or made since June 10, 2001 or (ii) outstanding on the date hereof which, in either case, adversely affect the operations of Seller's Business, other than collection Proceedings in the ordinary course and any monetary Judgments, (c) there are no Proceedings (other than collection Proceedings) pending by or against the Seller and, to the knowledge of Seller, no Proceedings (other than collection Proceedings) against Seller have been threatened, in writing, by an attorney and (d) there are no currently outstanding orders or consent decrees issued by the Federal Trade Commission involving or related to the Seller's Business or the Specified Assets of the Seller.

     4.20 Compliance with Law. The operation of Seller's Business, the conduct of Seller's Business as and where such business is presently conducted and the ownership, possession and use of the Assets used in Seller's Business, are in material compliance with all applicable Laws.

     4.21 Questionable Payments. From the period commencing on November 4, 1999 and ending on the date hereof, and, to the knowledge of Seller, from the period commencing on the date of incorporation of Seller and ending on the date hereof, neither Seller nor any of Seller's current or former partners, shareholders, directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of Seller) (including North American Capital Corp.), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except where such violation was not, is not and will not be material to Seller; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other corporate properties; (e) has made any false or fictitious entries on the books and records of Seller; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any Seller; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of Seller.

     4.22 True Copies. The copies of the agreements attached as schedules to this Agreement or listed on such schedules (and delivered to Buyer at Closing) are accurate and complete, in all material respects, and are not missing any amendments or waivers in respect thereof.

     4.23 Taxes. Except as set forth on Schedule 4.23, Seller has timely paid all state and local property Taxes required to be paid by it (to the extent that such Taxes are not reported and paid by one or more of Seller's affiliates, on a consolidated basis with Seller).

     4.24 Brokerage Fees. Except as set forth on Schedule 4.24, no Person acting on behalf of any Seller (or any of its affiliates, including without limitation, GE Capital or FGIC) is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

5. REPRESENTATIONS OF BUYER

Knowing that Seller is relying thereon, Buyer represents and warrants to Seller, and covenants with Seller, as follows:

     5.1 Organization. Buyer is a limited liability company that is duly organized, validly existing and in good standing under the Law (as defined in Section 1.16) of the State of New York. The Buyer has the full limited liability company power and authority to own its assets, conduct its business as and where such business is presently conducted, and enter into this Agreement. Buyer is a wholly owned subsidiary of NCO Group, Inc.

     5.2 Agreement. Buyer's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law (as defined in Section 1.16) or Judgment (as defined in Section 1.15) that is applicable to it or to the business or assets of the Buyer, or to the transactions contemplated by this Agreement; and (e) do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.19). Subject to Section 10.19, this Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

     5.3 SEC Filings. NCO Group, Inc. has filed all reports and proxy statements required to be filed with the SEC since January 1, 2002 and prior to the date of this Agreement ("NCO SEC Documents"). As of their respective dates, the NCO SEC Documents complied, in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such NCO SEC Documents.

     5.4 Permits. Buyer has all material Permits that are necessary in order to satisfy its Obligations arising under or in respect of this Agreement, and such Permits are in full force and effect.

     5.5 Brokerage Fees. No Person acting on behalf of Buyer or any of its affiliates is entitled to any brokerage, finder's or investment-banking fee in connection with the transactions contemplated by this Agreement.

     5.6 Litigation. There are no legal proceedings pending or, to the knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transaction contemplated hereby. No employee of Buyer is presently a member of a collective bargaining unit and, to the knowledge of Buyer, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of Buyer nor, to the knowledge of Buyer, have there been any threatened attempts at any time during the twelve (12) month period prior to the date hereof.

6. CLOSING

     6.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held on the date hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 unless another place is agreed by the parties hereto. Except to the extent prohibited by Law and regardless of the actual time of Closing, the Closing shall be considered to have been effective at the opening of business on the Closing Date.

     6.2 Obligations of Seller at Closing. At the Closing, Seller shall deliver to the Buyer the following:

         6.2.1 Specified Assets of Seller. To the extent that such Assets are capable of being physically delivered, all of the Specified Assets of Seller and all of the Leased Real Property and Tangible Property used in the Seller's Business, including, but not limited to, all applicable keys, access cards and other entry devices.

         6.2.2 Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably request at or prior to the Closing, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Specified Assets of Seller, in each case in form acceptable to Seller and Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by the Seller.

         6.2.3 Incumbency and Secretary's Certificate. A certificate of the Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement or any other agreement or document in connection herewith, which certificate shall attach a copy of Seller's Certificate of Incorporation, certified by the Secretary of State for the State of New York.

         6.2.4 Resolutions. Copies of the resolutions duly adopted by the board of directors and, if applicable, shareholders of Seller, authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

         6.2.5 Good Standing. A good standing certificate for Seller from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date.

         6.2.6 Opinion of Counsel. An opinion of counsel to Seller addressed to the Buyer and dated the Closing Date, in the form attached hereto as Exhibit 6.2.6.

         6.2.7 Collection Agency Agreement. A Collection Agency Agreement (the "Collection Agency Agreement") in form and substance acceptable to Buyer, in its sole discretion, between Buyer and GE Capital, dated as of the Closing Date and duly executed by GE Capital.

         6.2.8 Consents. Signed copies of all Consents listed on Schedule 4.2 and obtained by Seller prior to the Closing.

         6.2.9 Name Change. A duly authorized and properly executed amendment to Seller's Certificate of Incorporation, dated the Closing Date and duly executed by the Seller, in form acceptable for filing with the appropriate office changing Seller's corporate name to a name that is not similar to Seller's current corporate name.

         6.2.10 Real Estate Documents.

               (A) Originals or true copies of all surveys, reports, plans, warranties and guarantees and other data and information relating to the physical aspects of the Leased Real Property as are in Seller's possession (provided that Seller may deliver any of said items by allowing Buyer access to same at Seller's offices);

               (B) Bill(s) of sale for all Tangible Property related to the Leased Real Property;

               (C) An assignment of Seller's rights under the Leases to Buyer or Buyer's designee (including without limitation Seller's rights in any security deposits), together with (at the option of Buyer) a memorandum thereof sufficient for recording, in such form as is deemed reasonably sufficient for such purposes by Buyer's counsel;

               (D) A current UCC Report showing no financing statements by Seller as Debtor covering any property included within or related to the Leased Real Property;

               (E) A written certification from the Landlord(s) under the Leases, (i) consenting to the transfer of the tenant's interests and rights to Buyer or Buyer's designee without the requirement for any payment or modification of terms (except such payment as shall be paid solely by Seller),
(ii) stating that the tenant is not in default under the Lease(s) and setting forth the amounts and latest dates to which rent and additional rent under the Lease(s) have been paid; and (iii) confirming the date of the Lease(s), all amendments thereto, as well as the commencement and expiration dates;

               (F) An executed original or true copy of (i) each or the Lease, and all amendments and modifications thereto, and (ii) all Contracts to be transferred to Buyer or Buyer's designee relating to the Leased Real Property;

               (G) Letters to the vendors or other contract parties under all Contracts pertaining to the Leased Real Property which are transferred to Buyer or Buyer's designee, notifying them of the change in ownership;

               (H) To the extent in Seller's possession, all master and duplicate keys and lock combinations to the locks of all doors on the Leased Real Property, all plans and specifications, and all technical and service manuals relating to the operation and maintenance of the Leased Real Property, as well as all records and files of Seller pertaining to the operation and maintenance of the Leased Real Property; provided that Seller may deliver any of said items by allowing Buyer access to same at Seller's offices.

         6.2.11 Federal Trade Commission Notices. Seller shall have notified the Federal Trade Commission, in writing, of the transactions contemplated by this Agreement (which notice shall be in the form attached hereto as Exhibit 6.2.11).

         6.2.12 Transition Services Agreement. A Transition Services Agreement (the "Transition Services Agreement") in form and substance acceptable to Buyer, in its sole discretion, among Seller, Buyer and GE Capital, dated as of the Closing Date and duly executed by each of GE Capital and Seller.

         6.2.13 Closing of Portfolio Purchase Agreement. Evidence reasonably satisfactory to Buyer that the closing under the Portfolio Purchase Agreement has occurred or shall simultaneously occur with the Closing.

         6.2.14 GE Capital Guarantee. An executed original guarantee of GE Capital pursuant to which GE Capital guarantees the full and prompt performance by Seller of all of Seller's obligations to Buyer under this Agreement.

         6.2.15 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by the Buyer at or prior to the Closing in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

     6.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller the following:

         6.3.1 Purchase Price. A wire transfer of immediately available United States federal funds in the amount of the Purchase Price (as defined in Section 3.1), in accordance with Seller's proper instructions as to payment.

         6.3.2 Incumbency and Secretary's Certificate. A certificate of Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement or document in connection herewith, which certificate shall attach a copy of Buyer's Certificate of Formation, duly certified by the Secretary of State for the State of New York.

         6.3.3 Resolutions. Copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

         6.3.4 Good Standing. A good standing certificate for Buyer from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date.

         6.3.5 Collection Agency Agreement. The Collection Agency Agreement (as defined in Section 6.2.7), in form and substance acceptable to Seller, in its sole discretion, dated as of the Closing Date and duly executed by the Buyer.

         6.3.6 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Seller at or prior to the Closing in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

         6.3.7 Closing of Portfolio Purchase Agreement. Evidence reasonably satisfactory to Seller that the closing under the Portfolio Purchase Agreement has occurred or shall occur simultaneously with the Closing.

         6.3.8 NCO Group, Inc. Guarantee. An executed original guarantee of NCO Group, Inc., pursuant to which NCO Group, Inc. guarantees the full and prompt performance by Buyer of all of Buyer's obligations to Seller under this Agreement.

         6.3.9 Opinion of Counsel. An opinion of counsel to Buyer addressed to the Seller and dated the Closing Date, in the form attached as Exhibit 6.3.9.

         6.3.10 Transition Services Agreement. A Transition Services Agreement in form and substance acceptable to Seller, in its sole discretion, among Seller, Buyer and GE Capital, dated as of the Closing Date and duly executed by Buyer.

         6.3.11 Consents. A signed copy of each Consent to the assignment of the consignment Contracts listed on Schedule 6.3.11 obtained by Buyer on or prior to the Closing.

7. CERTAIN POST-CLOSING OBLIGATIONS

     7.1 Transition and Cooperation. From and after the Closing Date, (a) Seller shall cooperate to transfer to the Buyer the control and enjoyment of the Specified Assets of Seller; (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Specified Assets of Seller or the Specified Liabilities of Seller; and (c) Seller shall promptly deliver to Buyer all of the Specified Assets of Seller sold to Buyer which are described in Section 2.1.1 received by Seller or in the possession of Seller and not previously delivered to Buyer.

     7.2 Treatment of Consignment Contracts.

         7.2.1 Consent to Transfer of Certain Consignment Contracts. If, by the date which is ninety (90) days after the Closing Date, Buyer shall fail to deliver to Seller a Consent to the assignment and transfer of any of the consignment Contracts listed on Schedule 6.3.11 and Seller shall not otherwise have received such Consent by such date, then Seller shall, on and as of such date, be entitled to terminate the related consignment Contract without any liability to Seller.

         7.2.2 Termination of Consignment Contracts. Buyer hereby agrees, in respect of each consignment Contract which constitutes a Specified Asset of Seller, that Buyer shall, by the date which is six (6) months after the Closing Date, either (i) obtain a written release of Seller from each party (other than Seller) to such consignment Contract, which release shall be in substantially the form attached hereto as Exhibit 7.2.2, and which shall release Seller from all of its Obligations under the applicable consignment Contract to the extent arising from the after the date of such release, or (ii) terminate such consignment Contract to which Seller remains liable as a signatory.

     7.3 Contract Matters. After the Closing, each Non-Assigned Contract shall be handled in accordance with the following provisions:

         7.3.1 Consent. Seller shall fully cooperate with Buyer in Buyer's efforts to obtain any required Consent to the assignment of such Non-Assigned Contract. If and when Consent to the assignment of such Non-Assigned Contract is obtained, such Non-Assigned Contract shall no longer be subject to the provisions of this Section 7.3.

         7.3.2 Subcontracting. Seller shall, to the fullest extent permissible under such Non-Assigned Contract, make available to Buyer all Contract Rights and other benefits of such Non-Assigned Contract, on a subcontract or sublease basis or in any other manner the parties deem appropriate. In respect of any such arrangement between Seller and Buyer, Buyer shall be deemed to be an independent subcontractor or sublessee of Seller. In addition to and notwithstanding the foregoing, Buyer shall be considered Seller's agent solely for purposes of (a) collecting all amounts that may be due from the other party or parties to such Non-Assigned Contract; and (b) negotiating or otherwise handling all disputes and issues that relate exclusively to such Non-Assigned Contract. Without Buyer's prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Non-Assigned Contract, nor shall Seller exercise any Contract Right under such Non-Assigned Contract.

         7.3.3 Buyer's Instructions. To the extent permissible under such Non-Assigned Contract, upon Buyer's request, Seller shall (a) notify the other party or parties to such Non-Assigned Contract that Buyer is Seller's subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) exercise any Contract Right under such Non-Assigned Contract at such time and in such manner as Buyer determines, in its sole discretion, to be advisable.

         7.3.4 Collateral Assignment. Effective as of the Closing Date, Seller hereby collaterally assigns to Buyer (except and only to the extent that such collateral assignment is expressly prohibited by the terms of such Non-Assigned Contract), and grants to Buyer a security interest in, all of Seller's Contract Rights under such Non-Assigned Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Seller's obligations under this Section 7.3. Buyer shall have, and Seller shall deliver to Buyer at the Closing, possession of the original executed copy of such Non-Assigned Contract. Effective as of the Closing Date, Seller hereby

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appoints Buyer as Seller's attorney to take such actions, in Seller's name and on its behalf, as such attorney determines, in its reasonable discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder, including, but not limited to, the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its reasonable discretion, to be necessary or advisable for such purposes.

     7.4 Use of Names. Beginning immediately after the Closing Date, Seller shall cease all use of all corporate names, fictitious names, product names and other names used by Seller in Seller's Business at any time on or before the Closing Date and included in the Specified Assets, except (i) as may be necessary to perform Seller's obligations hereunder and (ii) during a period not to exceed one year after the Closing Date, in connection with the wind-down of Seller's business. Without the consent of Seller, for a period of six months after the Closing Date, Buyer shall not file the amendment to Seller's Certificate of Incorporation referred to in Section 6.2.9 and delivered by Seller to Buyer on the Closing Date. Following such six-month period, Buyer agrees that it shall not, without at least thirty (30) days prior written notice, file the name change amendment to the Certificate of Incorporation of Seller referred to in Section 6.2.9 and delivered by Seller to Buyer on the Closing Date; provided that Seller may request that Buyer refrain from making such filing for up to an additional six-month period to the extent necessary to wind-down Seller's remaining business operations or to surrender its Permits to the applicable Governmental Bodies and Buyer shall not unreasonably refuse to agree (or delay in agreeing) to such request. Subject to the preceding sentence, upon Buyer's request, Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by Seller at any time on or before the Closing Date.

     7.5 Taxes.

               (A) Except for Taxes constituting Specified Liabilities of Seller, Seller shall pay all sales, use, stock transfer, documentary, stamp, recording, real property transfer and similar Taxes, if any, required to be paid by it in connection with the transactions contemplated by this Agreement).

               (B) Seller and Buyer shall file all Tax Returns (including, without limitation, Form 8594) and financial statements in a manner consistent with the Allocation Statement, and Seller and Buyer shall not take any position inconsistent with such Allocation Statement in the course of any tax audit, tax review or tax litigation relating thereto. Each party shall notify the other parties if it receives notice that the Internal Revenue Service or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

               (C) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Specified Assets of Seller as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Specified Assets of Seller.

     7.6 Personnel Files. From time to time from and after the Closing Date, Seller shall transfer and deliver to Buyer the personnel files of any Transferred Employee who consents to such transfer of files in writing pursuant

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

to a consent and release, substantially in the form attached hereto as Exhibit
2.3.1 (each, an "Employee Release"). Seller shall have no obligation to transfer or deliver to Buyer any personnel files of any Transferred Employee unless and until Seller receives a duly executed Employee Release from such Transferred Employee.

     7.7 Certain Reimbursement Procedures. If, during the period commencing on the Closing Date and ending on the first anniversary thereof, Buyer incurs any liability in respect of the Specified Liabilities of Seller described in Section 2.1.3(A)(2) hereof (an "NSF Liability"), then Buyer shall utilize its then applicable normal procedures to attempt to collect the amount of the NSF Liability from (i) the debtor whose payment was returned for uncollectible or insufficient funds or (ii) the client to whom the related proceeds were delivered. To the extent that Buyer is unable to collect the full amount of such NSF Liability from the related debtor or the applicable client, then notwithstanding anything to the contrary set forth in Section 9.4.1, Seller shall be required to and shall reimburse Buyer for all such uncollected amounts (including related commissions) within thirty (30) days of Seller's receipt of a written request therefor from Buyer.

     7.8 Intangibles License. GE Capital hereby grants to Seller, and Seller hereby accepts, an irrevocable, non-exclusive, paid-up, royalty-free and non-transferable license to use all Intangibles (other than the name "General Electric", "GE Capital" or the General Electric monogram) owned by it and used by Seller in connection with the Restricted Business (as defined in Section 8.2) (the "License Intangibles") consistent with the manner in which such Intangibles have previously been utilized by Seller in connection with the Restricted Business.

     7.9 Further Assurances; Access.

               (A) At any time and from time to time after the Closing Date, at either Buyer's or Seller's request (and at the requesting party's sole cost and expense), the non-requesting party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Seller shall timely file all Tax returns and reports required to be filed with respect to Seller's Business, Assets and operations for all periods ending on or before the Closing Date.

               (B) Upon reasonable notice, each of Seller, on the one hand, and Buyer, on the other hand, shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, to all of its properties, books, contracts, files, papers and records, including, but not limited to, any computer software, systems, hard drives or records (whether in hard copy or stored electronically), and to its officers, employees and other personnel to the extent relating to Seller's Business in connection with any Proceeding to which Seller (or any of its affiliates), on the one hand, or Buyer, on the other hand, shall from time to time become a party. The costs (including reasonable out of pocket costs) of any such access shall be borne exclusively by the requesting party.

     7.10 Post Closing Payments. During the three (3) year period beginning on the Closing Date, all payments received by Seller on account of Accounts Receivable in existence as of the Closing Date or arising after the Closing Date under any Specified Contracts or Non-Assigned Contracts, and all other payments received by Seller which are properly allocable to the conduct of Seller's Business with respect to periods after the Closing Date, shall be held in trust for Buyer and shall be promptly paid to Buyer.


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

     7.11 Maintenance of Buyer's Business. In satisfying its Obligations under this Agreement (including, but not limited to its obligations under any subcontract or sublease arrangement referred to in Section 7.3.2), Buyer shall comply in all material respects with all applicable Laws.

     7.12 Maintenance of Records. Buyer shall maintain all books and records, including, but not limited to, any computer software, systems, hard drives or records (whether in hard copy or stored electronically) transferred by Seller to it pursuant to the terms of this Agreement for a period of six (6) years following the Closing Date. If Buyer intends to destroy any or all of such books and records after six (6) years of the Closing Date, Buyer will promptly notify Seller in writing of such intent and Buyer shall deliver such books and records to Seller, if so requested by Seller, following its receipt of such notice from Buyer. In addition to the foregoing, Buyer shall maintain, for a period of six
(6) years from and after the Closing Date, an electronic copy of the books and records of Seller relating to the Seller's Business as at the Closing Date (or within a reasonable period of time thereafter) in the format maintained by Seller immediately prior to the Closing.

     7.13 Software-Specific Equipment. Notwithstanding anything herein to the contrary the Seller will use its commercially reasonable efforts to obtain the consent to assign the leases and software licenses set forth on Schedule 7.13(a). If any required consent or consents for any such license or lease is not obtained within 10 days after the Closing Date, all equipment to which such license or lease relates shall become "Excluded Software-Specific Equipment" for purposes of Section 2 hereof. Notwithstanding anything herein to the contrary the Seller shall promptly reimburse the Buyer for any license fees or replacement costs incurred by Buyer (or its affiliates) with respect to the software set forth on Schedule 7.13(b) (the "GE Core Load Software").

8. RESTRICTIVE COVENANTS OF GE CONSUMER FINANCE U.S. AND CANADA.

     8.1 Nonsolicitation. For a period of two (2) years following the date hereof (the "Nonsolicitation Period"), neither GE Consumer Finance U.S. and Canada, a business unit of GE Capital, nor Buyer or any of Buyer's affiliates shall solicit for employment (other than by general solicitation, such as newspaper or media advertising) any employee of the other employed within a 120-mile radius of Buffalo, NY and Parma Heights, OH.

     8.2 Covenant Not to Compete. During the period beginning on the date of this Agreement and ending on the first (1st) anniversary of the Closing Date, except with Buyer's prior written consent, GE Consumer Finance U.S. and Canada shall not, in any capacity, at any location within the United States or Canada, engage in the business of providing collection services for unaffiliated third parties with respect to delinquent consumer accounts receivable (the "Restricted Business"); provided, however, that GE Consumer Finance U.S. and Canada may (a) acquire, directly or indirectly, (by stock purchase, asset purchase, merger or other similar transaction) (i) any Person that is engaged in the Restricted Business if the Restricted Business does not constitute the principal activity of such Person or business in terms of assets, sales or earnings, or (b) engage in a Restricted Business if it is an ancillary part of a transaction, such as a credit card or other arrangement with any other Person, which transaction is of a type customarily engaged in by a business such as GE Consumer Finance U.S. and Canada, or (c) own, directly or indirectly, securities of any Person that are traded over the counter or on a national securities exchange.


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

     8.3 Enforcement of Covenants. Each of parties hereto expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the non-competition or non-solicitation covenant contained in
Section 8.1 or 8.2 (as applicable), and that any breach of such non-competition or non-solicitation covenant will result in irreparable injury to the other for which money damages could not adequately compensate. If a breach of such non-competition or non-solicitation covenant occurs, then the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching party and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that the breaching party may have against the non-breaching party shall not constitute a defense or bar to the enforcement of the non-competition or non-solicitation covenant. If the non-breaching party must resort to litigation to enforce the non-competition or non-solicitation covenant, then such term of such covenant shall be extended for a period of time equal to the period during which a breach of such non-competition or non-solicitation covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such non-competition or non-solicitation covenant.

     8.4 Scope of Covenants. If any portion of the non-competition or non-solicitation covenant or the application thereof is construed to be invalid, illegal or unenforceable, then the other portions of such covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If the non-competition or non-solicitation covenant is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form.

     8.5 Nondisclosure Covenants.

         8.5.1 At all times after the date of this Agreement, for a period of two (2) years, except with the Buyer's prior written consent or otherwise as required by law, Seller shall not, in any capacity, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any Buyer Confidential Information. "Buyer Confidential Information" shall mean any Confidential Information of Buyer, and shall include, without limitation, any information concerning the Specified Assets of Seller or the Specified Liabilities of Seller and shall include any information concerning the business and operations of any affiliates of Buyer.

         8.5.2 At all times after the date of this Agreement, for a period of two (2) years, except with the Seller's prior written consent or otherwise as required by law, Buyer shall not, in any capacity, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any Seller Confidential Information. "Seller Confidential Information" shall mean any Confidential Information of Seller, and shall include, without limitation, any information concerning the business and operations of any affiliates of Seller (provided that the two year period shall not terminate any of Buyer's Obligations to affiliates of Seller to the extent that there are confidentiality requirements in other Contracts between Buyer and affiliates of Seller or between Seller and its affiliates, to the extent that such agreements constitute Specified Assets of Seller) or any of the business operations of Seller which do not constitute Specified Assets of Seller.

         8.5.3 "Confidential Information" shall mean any confidential or proprietary property, knowledge or information of the other or concerning a party or its affiliates or any of their respective businesses, assets or

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

financial conditions; provided that Confidential Information shall not include
(i) any information that is now known by or readily available to the general public, (ii) any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement, (iii) any information that is developed independently after the Closing Date or (iv) any information lawfully acquired on a non-confidential basis from a source that, to the recipient's knowledge at the time, is not violating a duty of confidentiality.

         8.5.4 The provisions of this Section 8.5 supersede all prior confidentiality and other agreements and arrangements between the parties hereto (or their respective affiliates) with respect to the transactions contemplated by this Agreement, the Portfolio Purchase Agreement and any other agreements or documents executed in connection herewith or therewith; provided that this
Section 8.5.4 shall not supersede any confidentiality provisions contained in the Collection Agency Agreement.

9. INDEMNIFICATION

     9.1 Seller Indemnification. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its affiliates, and their successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

         9.1.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Seller in or pursuant to this Agreement.

         9.1.2 Nonperformance. Any failure or refusal by Seller to perform any covenant contained in this Agreement required to be performed by it.

         9.1.3 Non-Assumed Obligations. Any Obligation of Seller (other than any Specified Liabilities of Seller) including, but not limited to, (a) any of the Obligations specifically excluded from the Specified Liabilities under Section 2.2; (b) any such Obligation that may be imposed upon the Buyer as a result of the failure by Seller to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement; and (c) any Obligation that may be imposed upon Buyer or its affiliates as a result of any Law under which Buyer or its affiliates may have successor liability for any Tax or other Obligations of Seller.

         9.1.4 Unasserted Claims. Any action, suit or claim arising out of, caused by or based upon any act or omission of Seller or any of its shareholders, partners, directors, executives, officers, employees, agents or representatives at any time before the Closing Date.

         9.1.5 Proceedings by Employees. Other than as a result of or in connection with any breach by Buyer of its obligations under Section 2.3 hereof, any Proceeding against Buyer by or on behalf of any employee of Seller who is not offered employment by Buyer.

         9.1.6 Environmental Claims. Any action, suit, claim or Obligation based upon or arising out of Seller's (a) violation of any Environmental Laws with respect to the Seller's operations at the Leased Real Property at any time prior to the Closing Date or (b) release of any Hazardous Substances on or under the Leased Real Property at any time during Seller's lease of such real property.


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


     9.2 Buyer's Indemnification. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its affiliates and their successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

         9.2.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Buyer in or pursuant to this Agreement.

         9.2.2 Nonperformance. Any failure or refusal by Buyer to perform any covenant of this Agreement required to be performed by it.

         9.2.3 Specified Liabilities of Seller. Any failure or refusal of the Buyer to perform or satisfy in full (in accordance with the terms thereof) any of the Specified Liabilities of Seller.

         9.2.4 Post Closing Acts or Omissions. Any action, suit or claim arising out of, caused by or based upon any act or omission of Buyer or any of its shareholders, partners, directors, executives, officers, employees, agents, or representatives at any time after the Closing Date except to the extent that it is the result of a breach of any representation, warranty or covenant of Seller contained herein.

         9.2.5 Employee Claims. Any claim made by any Transferred Employee with respect to his or her employment with Buyer or any of its affiliates, including any term or condition of employment, claims for benefits, compensation, post-employment medical and life insurance benefits, insurance premiums or administrative expenses, claims under any federal, state or local equal employment opportunity or other employment or leave related statute, regulation or ordinance; any severance claims arising with respect to or as a result of the failure of Buyer to offer employment and employee benefits to such Transferred Employee in accordance with this Agreement; or any other action or inaction by Buyer with respect to any Transferred Employee (other than as requested by Seller).

         9.2.6 Certain Other Liabilities. Any Proceeding or claim arising out of, caused by or based upon, any action of Buyer or any of its employees, officers, directors, agents, representatives, attorneys, assignees or affiliates taken pursuant to or in connection with Section 7.3 hereof.

     9.3 Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which Buyer or Seller, as the case may be (in either case, referred to collectively as, the "Indemnitee") is entitled to indemnification from Seller or Buyer, as the case may be (in either case referred to collectively as, the "Indemnitor") under this Section 9:

         9.3.1 Notice. Within ten (10) days after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

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

         9.3.2 Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent (provided that if the Indemnitee shall not promptly deliver written consent to a proposed monetary settlement where Indemnitor obtains a full release of Indemnitee in connection with such settlement, the Indemnitor shall have no further Obligation of any nature in respect of the related Indemnification Matter other than to indemnify the Indemnitee in respect of such Indemnification Matter in an amount up to (and not in excess of) the amount of the proposed settlement); and (c) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

         9.3.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

     9.4 Limits on Indemnification. Indemnitor's liability under this Section 9 shall be limited as follows:

         9.4.1 Threshold. No amount shall be payable by the Indemnitor under this Section 9 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section exceeds One Hundred Six Thousand Dollars ($106,000) (the "Threshold"), in which event the Indemnitor shall pay such aggregate amount and all future amounts payable by the Indemnitor under this
Section 9.

         9.4.2 Ceiling. The Indemnitor's total liability under this Section 9 shall not exceed the difference between (x) Ten Million Six Hundred Thousand Dollars ($10,600,000) minus (y) the TNW Adjustment (if any) determined pursuant to Section 3.3 hereof.

         9.4.3 Time Periods. The Indemnitor shall have no liability with respect to any Indemnification Matter unless the Indemnitee gives an Indemnification Notice with respect thereto within eighteen (18) months after the Closing Date.

         9.4.4 Exceptions. None of the foregoing limitations shall apply in the case of any Indemnification Matter involving (i) recklessness, intentional misrepresentation, fraud or criminal matters; (ii) Taxes; (iii) covenants or obligations to be performed after Closing; (iv) any non-assumed Obligations; or
(v) any acts or omissions arising from or in connection with the collection of client accounts receivable from and after the Closing Date.

     9.5 Exclusive Remedy. Except with respect to fraud, willful misconduct or claims in respect of which injunctive relief or specific performance is the sole remedy sought, this Section 9 and the indemnification rights provided for herein shall be the sole remedies of the parties hereto in connection with any dispute or claim arising under or related to this Agreement. The parties hereby waive,

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

with respect to each other, to the fullest extent permitted by law, any and all other rights and remedies. In no event shall Seller be liable to Buyer (or any assignee or successor in interest thereof) under this Section 9 for any punitive damages arising hereunder.

10. OTHER PROVISIONS

     10.1 Fees and Expenses. Buyer shall pay all of the fees and expenses incurred by it, and Seller shall pay all of the fees and expenses incurred by it, in negotiating and preparing this Agreement (and all other Contracts executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement.

     10.2 Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Seller at the address specified on page one of this Agreement shall suffice as notice to Seller, provided that a copies thereof are simultaneously sent to Seller's ultimate parent, GE Capital, addressed to the attention of each of the President and General Counsel of GE Consumer Finance U.S. and Canada at 1600 Summer Street, Stamford, Connecticut 06927. Notice to Buyer at the address as specified on page one of this Agreement, with a copy to notice to Buyer's ultimate parent, NCO Group, Inc., addressed to the attention of the General Counsel at 507 Prudential Road, Horsham, Pennsylvania 19044, shall suffice as notice to Buyer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 10.2, except that any such change of address notice shall not be effective unless and until received.

     10.3 Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive for a period of eighteen (18) months after the Closing Date.

     10.4 Apportionment. It is the parties intent that all revenues, expenses, charges, liabilities, taxes and other costs related to the ownership, use or enjoyment of the Specified Assets of Seller and the Specified Liabilities of Seller prior to the Closing Date shall be for the account of Seller and that all revenues, expenses, charges, liabilities, taxes and other costs related to the ownership, use or enjoyment of the Specified Assets of Seller and the Specified Liabilities of Seller on and after the Closing Date shall be for the account of Buyer, irrespective of the date assessed, paid or payable. Settlement with respect to the apportionment described in this Section shall be reflected in the Closing Balance Sheet and shall occur in connection with the Purchase Price adjustment described in Section 3.3.

     10.5 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.


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

     10.6 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the Seller's Business, Assets and financial condition of Seller, and notwithstanding any knowledge determined or determinable by Buyer as a result of such investigation, Buyer have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller in this Agreement or pursuant hereto.

     10.7 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

     10.8 Publicity. Following the Closing Date, Seller and/or Buyer may issue a press release concerning the transactions contemplated by this Agreement, provided that such release is mutually acceptable to both Buyer and Seller. Unless required by Law or stock exchange or The Nasdaq Stock Market regulation, the parties shall not make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed. With respect to any announcement that any of the parties is required by Law or stock exchange or The Nasdaq Stock Market regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

     10.9 Parties in Interest. None of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and consented-to assigns.

     10.10 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     10.11 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

     10.13 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.


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     10.14 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

     10.15 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     10.16 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania and the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania or the State of New York; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.2; and (e) the prevailing parties shall be entitled to recover their reasonable attorney's fees (including, if applicable, charges for in-house counsel) and court costs from the other parties.

     10.17 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any client, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

     10.18 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

     10.19 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

     10.20 Knowledge of Seller. Every reference in this Agreement to the knowledge of Seller shall refer to the knowledge of Jeffrey S. Wahl (the President of Seller), Holly E. Solitro (the Chief Financial Officer of Seller) or Diane C. Zarlock (the Secretary of Seller).




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


EACH PARTY HAS CAUSED THIS AGREEMENT TO BE EXECUTED ON ITS BEHALF BY A DULY AUTHORIZED OFFICER, AS OF THE DATE FIRST STATED ABOVE.

SELLER:                                     BUYER:

GREAT LAKES COLLECTION BUREAU, INC.         NCO Lakes, LLC


By:________________________________         By:_________________________________

Title:_____________________________         Title:______________________________


ACKNOWLEDGED AND AGREED TO as of the date first above written solely for the purposes of Sections 7.8 and 8 of this Agreement

GENERAL ELECTRIC CAPITAL CORPORATION


By:________________________________

Title:_____________________________